Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of July 25, 2018, by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Sports Direct International plc, a public limited company organized under the laws of England and Wales (“Investor”) (each of the Company and Investor, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Investor is deemed to beneficially own shares of the Company’s common stock, $0.001 par value per share (the “Company Common Stock”), totaling, in the aggregate, 5,664,115 shares of the Company Common Stock issued and outstanding on the date hereof;

WHEREAS, Investor, on behalf of itself and its Affiliates (as hereinafter defined), is agreeing to (i) irrevocably withdraw the notice of stockholder nomination of individuals for election as directors of the Company at the Company’s 2018 annual meeting of stockholders (the “2018 Annual Meeting”) submitted to the Company on May 31, 2018 and any related materials or notices submitted to the Company in connection therewith and (ii) terminate its solicitation of proxies in connection with the 2018 Annual Meeting;

WHEREAS, as of the date hereof, the Company and Investor have determined that it is in their respective best interests to come to an agreement to modify the composition of the Company’s board of directors (the “Board”) and as to certain other matters, as provided herein; and

WHEREAS, the Company and the Board intend to work constructively and collaboratively with the Investor Directors (as hereinafter defined) to undertake an operational review of the Company’s business and strategy in order to improve the Company’s performance.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.	Board Matters and Related Agreements.

(a)       Initial Investor Director. Promptly following the execution of this Agreement, the Company hereby agrees to cause the Board and all applicable committees thereof to take all necessary actions to appoint Justin Barnes, as representative of Investor (the “Initial Investor Director”), as a director of the Company to serve until the 2018 Annual Meeting and thereafter in accordance with Section 1(c) hereof. The Board, based on information provided by Investor and the Initial Investor Director, has determined that the Initial Investor Director would (i) qualify as an “independent director” under the applicable rules of The Nasdaq Global Market (“Nasdaq”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in clauses (iii)-(iv) of Section 1(i) hereof).

(b)       Additional Investor Director. The Company and the Investor agree that following the execution of this Agreement, James Marcum shall be designated as the “Additional Investor Director” (and together with the Initial Investor Director, the “Investor Directors”) to serve until the 2018 Annual Meeting and thereafter in accordance with Section 1(c) hereof. The Board, based on information provided by Investor and the Additional Investor Director, has determined that the Additional Investor Director would (i) qualify as an “independent director” under the applicable rules of Nasdaq and the rules and regulations of the SEC, (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in clauses (iii)-(iv) of Section 1(i) hereof), and (iii) qualify to serve on an audit committee under the applicable rules of Nasdaq and the rules and regulations of the SEC.

(c)       2018 and 2019 Annual Meetings. The Board and all applicable committees thereof shall take all necessary actions so that each Investor Director (or any Investor Replacement Director (as hereinafter defined), if applicable) shall stand for election as directors at the 2018 Annual Meeting. The Company agrees that its slate of nominees for election as directors of the Company at the 2018 Annual Meeting shall consist of not more than six (6) director nominees, including the Initial Investor Director (or any Investor Replacement Director, if applicable), the Additional Investor Director (or any Investor Replacement Director, if applicable), F. Peter Cuneo, Drew Cohen, Mark Friedman and Sue Gove; provided that, notwithstanding the foregoing, the Company’s slate of nominees for election as directors of the Company at the 2018 Annual Meeting may consist of seven (7) director nominees if the Company’s permanent Chief Executive Officer is identified and appointed pursuant to Section 1(i)(ix) prior to the mailing date of the Company’s proxy statement for the 2018 Annual Meeting. The Company agrees to recommend, support and solicit proxies for the election of the Initial Investor Director and the Additional Investor Director (or any Investor Replacement Director, if applicable), at the 2018 Annual Meeting in the same manner and to the same extent as for the Company’s other nominees. If any Investor Director is elected as a director at the 2018 Annual Meeting, such Investor Director shall serve until the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”), or until his or her earlier death, resignation, disqualification or removal. The Company shall use its reasonable best efforts to hold the 2018 Annual Meeting no later than October 1, 2018. The Company shall use its reasonable best efforts to hold the 2019 Annual Meeting prior to May 31, 2019. The Board in its reasonable judgment, after receiving the advice of counsel, may determine to delay the 2019 Annual Meeting past May 31, 2019 if it reasonably believes that it would be in the best interests of the Company and/or its stockholders to do so.

(d)	Board Size.

(i)       Notwithstanding anything to the contrary herein and subject in all respects to Section 1(i)(vii) hereof,

  (A)   unless Investor consents in writing to an increase in the size of the Board, the Company agrees that from the date hereof until the 2018 Annual Meeting, the Board and all applicable committees thereof shall take all necessary actions so that the size of the Board is no greater than nine (9) directors; and

  (B)   unless Investor consents in writing to an increase in the size of the Board, the Company agrees that following the 2018 Annual Meeting and during the Standstill Period (as hereinafter defined), the Board and all applicable committees thereof shall take all necessary actions so that the size of the Board is no greater than six (6) directors; provided that, notwithstanding the foregoing, the Board may be expanded to seven (7) directors to appoint the Company’s permanent Chief Executive Officer as a director, once identified, pursuant to Section 1(i)(ix).

(ii)       During the Standstill Period, the Company shall from time to time cause incumbent members of the Board (other than the Investor Directors) to promptly resign from the Board and all applicable committees thereof, and the Board and all applicable committees thereof shall accept such resignations and take such other actions as may be necessary in order to give effect to Sections 1(a)-1(d) hereof and the other terms and provisions of this Agreement.

(e)       Committees. The Company agrees that, concurrent with the appointment of the Initial Investor Director to the Board, the Board and all applicable committees thereof shall take all necessary actions to appoint the Initial Investor Director to each of the Nominating and Governance Committee of the Board (the “Nominating Committee”) and the ad hoc CEO Search Committee of the Board (the “Search Committee”) to serve until the date of the 2019 Annual Meeting or the Initial Investor Director’s earlier death, resignation or removal. The Company also agrees that, immediately following the execution of this Agreement, the Board and all applicable committees thereof shall take all necessary actions for the Additional Investor Director to continue to serve as a member of the Audit Committee of the Board until at least the date of the 2019 Annual Meeting or the Additional Investor Director’s earlier death, resignation or removal. Substantially concurrently with the execution of this Agreement, the Company further agrees to establish a steering committee, which shall not be a committee of the Board (the “Steering Committee”), to undertake an operational review of the Company’s business. The Board shall cause the Steering Committee to adopt a charter, substantially in the form attached hereto as Exhibit A hereto. The Steering Committee shall remain in effect during the Standstill Period and, if determined by the Board, thereafter. The initial members of the Steering Committee shall consist of the Initial Investor Director, the Additional Investor Director, Mr. Friedman, Ms. Gove, at least one member of management of the Company (which shall be Mr. Cuneo) as well as the new permanent Chief Executive Officer (when identified and appointed). The Steering Committee shall only have authority to make recommendations to the full Board regarding actions to be considered in furtherance of the Steering Committee’s purpose. The Board shall have the sole right to review and approve or reject any recommendations made by the Steering Committee.

(f)       SDI Adviser. The Company hereby agrees that during the Standstill Period, for so long as Investor has aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of at least four percent (4.0%) of the then-outstanding Company Common Stock (provided that such percentage shall be adjusted to give effect to any share issuance or similar Company action that increases the number of outstanding shares of Company Common Stock (other than ordinary course compensatory equity issuances to management)) (the “Minimum Ownership Threshold”), Investor shall have the right to designate one (1) individual (who (x) resides in the United States of America and (y) may be affiliated with Investor as an employee of Investor, any of its Affiliates or otherwise) as a non-voting observer (such individual, the “SDI Adviser”) to attend any meetings of (1) the Board or committees thereof or (2) the Steering Committee; provided that such SDI Adviser shall not (i) have the right to vote at any meetings of the Board (or committees thereof) or meetings of the Steering Committee or (ii) be counted toward determining whether there is quorum for such meetings; provided, further, that the Company agrees that the SDI Adviser shall not have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its Affiliates or any of their stockholders. The Investor shall identify the initial SDI Adviser designee and each successor SDI Adviser designee, as applicable, by delivering a written notice of designation to the Chairman of the Board from time to time at its discretion. During the Standstill Period, Investor shall have the right to remove and replace the SDI Adviser at any time and from time to time. In the event that both of the Investor Directors resign from the Board in accordance with clause (iii) of Section 1(i) hereof, Investor shall have no further rights under this Section 1(f) and shall immediately cause its SDI Adviser to resign.

(g)       Replacement Rights. If either of the Investor Directors (or any Investor Replacement Director, if applicable) is unable or unwilling to serve as a director for any reason, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (including, with respect to the Additional Investor Director, a resignation made pursuant to the Additional Investor Director Resignation under Section 1(i)(iii)), and at such time Investor has aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of at least the Minimum Ownership Threshold, Investor shall have the ability to recommend a substitute person(s) reasonably acceptable to the Board (which acceptance shall not be unreasonably withheld or delayed) (any such replacement nominee shall be referred to as the “Investor Replacement Director”). Any Investor Replacement Director recommended by Investor shall be required to (i) qualify as an “independent director” under the applicable rules of Nasdaq and the rules and regulations of the SEC and (ii) satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors. The Nominating Committee shall promptly (and in no case later than ten (10) business days after the Investor submits its recommendation) make its determination and recommendation regarding whether such person so qualifies as soon as practicable after (i) such nominee has submitted to the Company the documentation set forth in clause (iv) of Section 1(i) herein, (ii) representatives of the Board have conducted customary interview(s) of such nominee and (iii) the Nominating Committee has completed its diligence process with regard to such nominee to its reasonable satisfaction. The Company shall use its reasonable best efforts to conduct any interview(s) and diligence contemplated in this Section 1(g) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within five (5) business days after Investor’s submission of such nominee and such nominee’s submission of the documentation set forth in clause (iv) of Section 1(i) herein. In the event the Nominating Committee does not accept a substitute person recommended by Investor as the Investor Replacement Director, Investor shall have the right to recommend additional substitute person(s), whose appointment shall be subject to the Nominating Committee recommending such person in accordance with the procedures described above and the Board’s vote to appoint such person in accordance with the procedures described below. Upon the recommendation of a nominee as the Investor Replacement Director by the Nominating Committee, the Board shall vote on the appointment of such Investor Replacement Director to the Board as soon as practicable after the Nominating Committee’s recommendation of such Investor Replacement Director; provided, however, that if the Board does not elect such Investor Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(g) until an Investor Replacement Director is elected to the Board. Subject to applicable rules of Nasdaq and the rules and regulations of the SEC, the Board and all applicable committees thereof shall take all necessary actions to appoint any Investor Replacement Director to any applicable committee of the Board of which the Initial Investor Director or the Additional Investor Director, as applicable, was a member immediately prior to such Initial Investor Director’s or such Additional Investor Director’s, as applicable, resignation or removal; provided that such Investor Replacement Director is qualified to serve on any such committee of the Board. Any Investor Replacement Director appointed to the Board in accordance with this Section 1(g) will be legally bound by the terms and conditions applicable to the Initial Investor Director or the Additional Investor Director, as applicable, under this Agreement. Following the appointment of any Investor Replacement Director to replace either of the Investor Directors in accordance with this Section 1(g), all reference to the Initial Investor Director or the Additional Investor Director, as applicable, herein shall be deemed to include any Investor Replacement Director (it being understood that this sentence shall apply whether or not references to the Initial Investor Director and/or the Additional Investor Director expressly state that they include any Investor Replacement Director). If at any time Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the Company Common Stock decreases to less than the Minimum Ownership Threshold, the right of Investor pursuant to this Section 1(g) to participate in the recommendation of an Investor Replacement Director to fill the vacancy caused by the resignation or removal of either of the Investor Directors or any Investor Replacement Director shall automatically terminate. Prior to the appointment of any Investor Replacement Director to the Board, (i) Investor will deliver to the Company an irrevocable resignation letter addressed to the Company pursuant to which the Investor Replacement Director shall offer to resign from the Board and all applicable committees thereof if, at any time during the Standstill Period, Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), of the Company Common Stock decreases to less than the Minimum Ownership Threshold, such irrevocable resignation not to be effective until the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board, and (ii) the Investor Replacement Director will submit to the Company the information, documentation and acknowledgements set forth in clause (iv) of Section 1(i) hereof.

(h)       Withdrawal of Nominations, Proxy Solicitation and Other Demands. Investor, on behalf of itself and its Affiliates, hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors of the Company at the 2018 Annual Meeting submitted to the Company on May 31, 2018; (ii) agrees not to submit any notice of nomination of individuals for election as directors of the Company at the 2018 Annual Meeting; (iii) agrees to terminate immediately its solicitation of proxies in connection with the 2018 Annual Meeting; and (iv) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(i)       Additional Agreements.

(i)       Each of the Company and Investor agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)       Investor agrees that it will (A) continue to have the sole right to vote 5,664,115 shares of the Company Common Stock through the date of the 2018 Annual Meeting, (B) be present for quorum purposes at the 2018 Annual Meeting, (C) vote or cause to be voted all shares of the Company Common Stock beneficially owned, or deemed beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act), by Investor in favor of (x) the slate of directors recommended by the Board at the 2018 Annual Meeting (which will be made in accordance with the terms hereof) and (y) the Company’s reverse stock split proposal and (D) vote in accordance with the Board’s recommendation with respect to any other proposal presented at the 2018 Annual Meeting, unless Institutional Shareholder Services Inc. (“ISS”) issues a recommendation against the Board’s position, in which case, Investor shall have the right to vote in accordance with such ISS recommendation; provided that the obligations contained in clause (D) above shall not apply to any matters to be voted on at the 2018 Annual Meeting or corresponding Board recommendations that have not been accurately described in writing to Investor prior to the date hereof.

(iii)       Prior to the date hereof, the Investor Directors have each delivered to the Company an executed irrevocable resignation letter as a director pursuant to which each of the Investor Directors agrees to resign from the Board and all applicable committees thereof if (x) at any time Investor’s aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of the Company Common Stock decreases to less than the Minimum Ownership Threshold or (y) Investor or any of its Affiliates or Associates nominates one or more director candidates for election to the Board at the 2019 Annual Meeting pursuant to the By-Laws. Each of the Investor Director’s irrevocable resignation made pursuant to the forgoing sentence shall not be effective until the Board shall have accepted such resignation, which acceptance shall be made within the sole and absolute discretion of the Board. Prior to the date hereof, the Additional Investor Director has delivered to the Company and the Investor an executed irrevocable resignation letter as a director (the “Additional Investor Director Resignation”), pursuant to which the Additional Investor Director agrees to resign from the Board and all applicable committees thereof immediately upon written notice provided by the Investor (in its sole discretion) to the Additional Investor Director and the Board stating that the Investor desires that the Additional Investor Director resign from the Board. The Company and the Board shall take all necessary actions to accept and give full effect to the Additional Investor Director Resignation upon receiving the written notice from the Investor referred to in the forgoing sentence.

(iv)       Prior to the date hereof, the Initial Investor Director has (i) delivered to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company’s written policies and procedures of non-management directors in connection with the appointment or election of new Board members; (B) the information required pursuant to Section 5(a)(2)(a) and (b) of Article II of the Company’s Restated and Amended By-Laws (the “By-Laws”), except for (x) the information that is provided hereunder, (y) the information required under Section 5(a)(2)(b) of Article II of the By-Laws that was previously provided to the Company in connection with the 2018 Annual Meeting and remains unchanged as of the date hereof and (z) the information required by Section 5(a)(2)(a)(vi) of Article II of the By-Laws; and (C) a written acknowledgment in substantially the form entered into by the other directors of the Company that the Initial Investor Director agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company, including, without limitation, the Company’s trading policy, code of conduct and ethics for directors, corporate governance guidelines and any related person transaction policy (the “Company Policies”); and (ii) telephonically met with members of the Nominating Committee, the Executive Chairman of the Board and certain other members of the Board, if any. The Company agrees that each Investor Director shall (i) be indemnified by the Company in the same manner as all other non-management directors of the Company and (ii) receive the benefit of customary directors’ and officers’ liability insurance coverage in accordance with the terms of any such insurance policy.

(v)       If, in the exercise of its fiduciary duties and after consulting with its legal counsel, the Board determines in good faith that an Investor Director or the SDI Adviser has a conflict of interest with respect to any SDI Matter, then the Board may, by majority vote of the members of the Board (but excluding the Investor Directors), recuse such conflicted Investor Director or SDI Adviser, as applicable, from the portion of any Board or committee meeting (including the Steering Committee) at which the Board or any such committee is discussing such SDI Matter. For purposes hereof, the term “SDI Matter” means any matter being considered by the Board or any committee relating to this Agreement, Investor or any Affiliate of Investor, it being understood that no Investor Director shall be recused from matters not relating to this Agreement or Investor merely because such Investor Director may be deemed to be an Affiliate of Investor. Notwithstanding anything in this Section 1(i)(v) and without limiting the foregoing, the Initial Investor Director shall not be prohibited from privately (without any public disclosure) making any proposals to the Board for its consideration, including proposals with respect to Investor and its Affiliates, and explaining the rationale for any such proposal prior to his recusal.

(vi)       The Company agrees that each of the Investor Directors (and any Investor Replacement Director, if applicable) shall receive the same annual compensation as other non-employee directors of the Company and shall be entitled to reimbursement for each of the Investor Director’s documented and reasonable out-of-pocket expenses on the same basis as all other directors of the Company in their capacity as such. The Company also agrees that the SDI Adviser shall be compensated with a quarterly fee for his or her service in an amount equal to twenty thousand dollars ($20,000) per quarter, to be paid by the Company to the SDI Adviser within thirty (30) days following the last day of each calendar quarter. The SDI Adviser shall receive expense reimbursement from the Company for his or her documented and reasonable out-of-pocket expenses to attend any meetings of the Board, any committee of the Board and the Steering Committee; provided that any such expense reimbursement shall be consistent with the Company’s expense reimbursement policy applicable to all non-management directors as may be in effect from time to time.

(vii)       During the Standstill Period, unless required by law or its organizational documents, the Board and the Company shall not call or support any special meetings of stockholders of the Company for the purpose of removing either of the Investor Directors from the Board, or take any action which would have the effect of curtailing the scope or term of office of either of the Investor Directors. The Company and the Board will recommend against any proposal or consent solicitation that might be brought to remove or curtail the scope or term of either of the Investor Directors, and the Company will use its reasonable best efforts to solicit proxies against any such action. During the Standstill Period, the Company also agrees that, (x) except in the case of the required recusal of the Investor Directors (and any Investor Replacement Director, if applicable) as contemplated by Section 1(i)(v) hereof, the Company shall cause the Board not to utilize committees of the Board for the purpose of discriminating against the Investor Directors in order to limit their participation in substantive deliberations of the Board, (y) the Company will not adopt or enter into any stockholder rights plan or similar agreement or arrangement that would prohibit, impair or frustrate the ability of Investor to acquire beneficial ownership of the Company Common Stock to the extent permitted by Section 2(a) hereof, and (z) the organizational documents of the Company and the guidelines and policies with respect to service on the Board applicable to all non-management directors shall not be amended, supplemented or replaced in any manner that would discriminate against the Investor Directors or in any manner that would be inconsistent with the terms of this Agreement.

(viii)       During the Standstill Period, neither the Company nor any of its Affiliates or Associates under its control or direction will, and the Company will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, alone or in concert with others commence, institute, solicit, encourage, support or join, as a party, any litigation, arbitration or other proceeding (including a derivative action) against the Investor Directors, the SDI Adviser, Investor, any of the Investor’s Affiliates or Associates under its control or any of their respective current or former directors or officers, including any action challenging the validity or enforceability of this Section 1(i)(viii) or this Agreement, other than (A) litigation by the Company to enforce the provisions of this Agreement; (B) counterclaims with respect to any proceeding initiated by, or on behalf of, Investor or its Affiliates or Associates against the Company, its Affiliates or Associates; and (C) bringing commercial disputes that do not relate to the subject matter hereof; provided that the foregoing shall also not prevent the Company from responding to, or complying with, a validly issued legal process that the Company did not initiate, encourage, aid or abet.

(ix)       In connection with the Board’s identification and appointment of a permanent Chief Executive Officer of the Company, the Company agrees that (A) the Initial Investor Director shall have a reasonable opportunity to participate as a member of the Search Committee and to interview (which may be telephonically) any candidate being seriously considered by the Board for appointment as the Company’s permanent Chief Executive Officer, (B) the Search Committee will not make a determination or recommendation to the Board with respect to the appointment of the Company’s permanent Chief Executive Officer and the Company will not take any action or enter into any agreement to appoint the Company’s permanent Chief Executive Officer prior to the date that is the later of sixty (60) days from the date hereof and five (5) calendar days after the 2018 Annual Meeting, unless the Search Committee makes a unanimous recommendation to the Board regarding appointment of the Company’s permanent Chief Executive Officer prior to such date, and (C) the Board will consider in good faith the views of the Initial Investor Director and the Additional Investor Director regarding the skill sets and qualifications required of the Company’s permanent Chief Executive Officer.

2.	Standstill Provisions.

(a)       The standstill period (the “Standstill Period”) begins on the date of this Agreement and shall extend until the earlier of (v) the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for directors for the 2019 Annual Meeting pursuant to the By-Laws, (w) the date that is thirteen (13) months after the date of the 2018 Annual Meeting, (x) the date of any breach by the Company in any material respect of its obligations under this Agreement (but subject to a ten (10) day cure period), and (y) upon written notice from Investor to the Company at any time following the announcement by the Company of a definitive agreement (or the intent to enter or seek to enter into a definitive agreement) with respect to any Extraordinary Transaction (as hereinafter defined); provided, however, that, notwithstanding anything herein to the contrary, if the Standstill Period terminates pursuant to clause 2(a)(x), all of the Company’s and the Board’s obligations under this Agreement (including, without limitation, all obligations of the Company and the Board that are expressly limited to the term of the Standstill Period) shall continue to survive and remain in full force and effect until the Standstill Period would otherwise terminate pursuant to clauses 2(a)(v), (w) or (y) (the “Company’s Surviving Obligations”). Investor agrees that during the Standstill Period, neither Investor nor any of its Affiliates or Associates under its control or direction will, and Investor will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, alone or in concert with others:

(i)       acquire, offer, seek or agree to acquire, by purchase or otherwise, or direct others in the acquisition of, any securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock or assets of the Company, or rights or options to acquire any securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock or assets of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock that are settled by delivery of the Company Common Stock or assets of the Company, in the case of each of the foregoing, only if such action would result in Investor, together with its Affiliates and Associates, having an aggregate beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act but treating all shares underlying options or synthetic derivatives as outstanding whether or not then exercisable) of fifteen percent (15.0%) or more of the then-outstanding Company Common Stock immediately following the consummation of such transaction; provided that nothing herein will require Company Common Stock to be sold to the extent that Investor exceeds the ownership limit under this clause (a)(i) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of the Company Common Stock;

(ii)       engage in any short sale or purchase of any derivative security that derives any significant part of its value from a decline in the market price or value of any securities of the Company, or enter into any hedging transaction with similar effect;

(iii)       publicly propose or seek to effect (a) any tender or exchange offer for the Company’s securities or any merger, consolidation, business combination, recapitalization, restructuring, extraordinary dividend, significant share repurchase, issuance of fifteen percent (15%) or more of the Company’s then-outstanding equity or similar transactions involving the Company (each, an “Extraordinary Transaction”) or (b) any acquisition, sale or disposition of a business or assets representing either (x) ten percent (10%) or more of the fair market value of assets of the Company or of the market capitalization of the Company or (y) twenty five percent (25%) or more of the Company’s revenues for the most recent twelve (12) month period; provided that if the Company or a third party has publicly announced any transaction described in this clause (iii) or if the Company or any third party has publicly announced an intention to engage in or seek such a transaction, then none of the following restrictions shall apply: (x) the restrictions contained in this clause (iii), (y) the restrictions contained in Section 2(a)(i), and (z) any other restrictions contained in this Agreement that would prevent or otherwise conflict with the ability of the Investor (or any of its Affiliates or Associates under its control or direction) to publicly announce, engage in or seek to engage in any transaction described in this clause (iii); provided, however, that, for the avoidance of doubt, the foregoing shall not prevent the Company from adopting a stockholder rights plan or similar agreement that would result in a “flip in” event in the event Investor acquires fifteen percent (15%) or more of the Company Common Stock; provided, further, that this restriction in this clause (iii) shall not prohibit the Investor Directors from privately (without any public disclosure) advocating for such matters with the Board;

(iv)       make a stockholder proposal or seek any form of proxy with respect to the removal, election or appointment of any person to, or representation of any person on, the Board, or becoming a participant with a third party in any solicitation of any such proxies (including a “withhold” or similar campaign) or making statements regarding how Investor intends to vote with respect to a proposal being voted on by stockholders, or instructing or recommending to other stockholders how to vote with respect to a proposal being voted on by stockholders;

(v)       deposit Company Common Stock in a voting trust or similar arrangement with any person other than Investor’s Affiliates;

(vi)       except as specifically contemplated by this Agreement, publicly seek additional representation on the Board or the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;

(vii)       make any public disclosure regarding any plan or proposal with respect to the Board, the Company, its management or policies, any of its securities or assets or any of its businesses or strategy that, in each case, would be inconsistent with the other provisions of this Section 2 or the other terms of this Agreement;

(viii)       make any request for a stockholder list of materials or any other books and records of the Company under Section 220 of the Delaware General Corporation Law (the “DGCL”) or otherwise;

(ix)       make any public request or submit any public proposal to amend or waive any term of this Agreement (including the provisions of this Section 2) or take any action that could reasonably lead to public disclosure of such a request or proposal by any Party;

(x)       commence, institute, solicit, encourage, support or join, as a party, any litigation, arbitration or other proceeding (including a derivative action) against the Company or any of its current or former directors or officers, including any action challenging the validity or enforceability of this Section 2 or this Agreement, other than (A) litigation by Investor to enforce the provisions of this Agreement; (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Investor, its Affiliates or Associates; (C) the exercise of statutory appraisal, dissenters or similar rights under the DGCL; and (D) bringing commercial disputes that do not relate to the subject matter hereof; provided that the foregoing shall also not prevent Investor from responding to, or complying with, a validly issued legal process that Investor did not initiate, encourage, aid or abet; or

(xi)       enter into any negotiations, arrangements, discussions, agreements or understandings with others (whether written or oral) to take any action with respect to any of the foregoing, or knowingly advise, facilitate, finance (through equity, debt or otherwise), assist, solicit, encourage or seek to persuade any other person or entity to take any action inconsistent with any of the foregoing.

(b)       Subject to complying with its obligations under Sections 2(a), 11 and 12 hereof, Investor may engage in any private discussions with the Company’s senior management or any member of the Board so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any such party.

(c)       The restrictions in this Section 2 shall not prevent Investor or any of its Affiliates from making any factual statement as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of acts by Investor or any of its Affiliates in violation of the terms of this Agreement).

(d)       Nothing in this Section 2 shall be deemed to limit the exercise in good faith by an Investor Director of his or her fiduciary duties solely in his or her capacity as a director of the Company.

3.	Representations and Warranties of the Company.

The Company represents and warrants to Investor that (a) the Company has the corporate power and authority to execute this Agreement and to bind the Company thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Investor.

Investor represents and warrants to the Company that (a) the authorized signatory of Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Investor thereto; (b) this Agreement has been duly authorized, executed and delivered by Investor, and is a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Investor as currently in effect; (d) the execution, delivery and performance of this Agreement by Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Investor is a party or by which it is bound; (e) as of the date hereof, Investor is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act), in the aggregate, 5,664,115 shares of the Company Common Stock and will be entitled to vote all of such shares of the Company Common Stock at the 2018 Annual Meeting; (f) as of the date hereof, Investor does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Company Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Company Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement); (g) Investor will not compensate or agree to compensate (including with cash, securities or any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) the Investor Directors for their services as directors of the Company or the SDI Adviser for his or her services with respect to the Board as the SDI Adviser to the extent such compensation paid to the Investors Directors or the SDI Adviser is directly related to (i) the financial performance of the Company or the Company’s securities or (ii) the Company or its Affiliates entering into any transaction; provided, however, that Investor may pay or provide discretionary compensation to any of the Investor Directors based on the performance of the Company or its stock price if such discretionary compensation is disclosed in writing in advance to the Board; provided, further that nothing herein shall restrict or require disclosure of any compensation paid to the SDI Adviser (or the SDI Adviser’s Affiliates, employers or clients) for the rendering of legal services to Investor, the Investor Directors or any of their respective Affiliates, including with respect to the Company and/or the Board; and (h) (i) as of the date hereof, Investor, the Initial Investor Director and any of their respective Affiliates are not, directly or indirectly, working, coordinating or collaborating with Neil Cole on any matter related to the Company or its Affiliates and (ii) during the Standstill Period, senior management of Investor, the Initial Investor Director, any other Investor Director (or any Investor Replacement Director, if applicable) that is a Representative of or employed by Investor, the SDI Adviser and any of their respective Affiliates will not, directly or indirectly, work, coordinate or collaborate with Neil Cole on any matter related to the Company or its Affiliates (any such action, a “NC Action”); provided, however, that the foregoing shall not prohibit (v) any party from accepting a call or other communication from Neil Cole, including receiving any proposal from Mr. Cole regarding the Company or its Affiliates, provided, further that before taking any action in furtherance of any NC Action, such party must receive the advance approval of the Board, (w) any party from merely holding discussions with Neil Cole if such discussions do not involve a NC Action, (x) any Investor Director (or any Investor Replacement Director, if applicable), in his or her capacity as such, from participating in or discussing any NC Action that the Company or the Board is taking or discussing, (y) any party from taking any NC Action that is approved in advance by a majority of the members of the Board, or (z) any Investor Director (or any Investor Replacement Director, if applicable) from taking any NC Action that it believes in good faith is required in order to comply with his or her fiduciary duties to the Company and its stockholders pursuant to applicable laws; provided that written notice is provided to the Board in advance of taking any such NC Action (which written notice shall include a reasonably detailed description of why such Investor Director believes in good faith that his or her fiduciary duties require such NC Action).

5.	Termination.

This Agreement shall remain in full force and effect until the earliest of:

(a)       the expiration of the Standstill Period; or

(b)       such other date established by mutual written agreement of the Parties;

provided that such termination shall not relieve (i) any Party, the SDI Adviser or any Investor Director from their respective obligations under each of Section 12 hereof and the Confidentiality Agreement (as hereinafter defined), which obligations shall survive in accordance with their terms, or (ii) the survival of the Company’s Surviving Obligations pursuant to Section 2(a), if applicable.

6.	Specific Performance.

Each of Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof (without the requirement of posting a bond), and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Parties agree to use their commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Iconix Brand Group, Inc. 1450 Broadway, Third Floor New York, New York 10018
	Attention:	Jason Schaefer
	Telephone:	(212) 730-0030
	Facsimile:	(212) 391-2057
	Email:	JSchaefer@iconixbrand.com

With a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036
	Attention:	Richard J. Grossman
	Telephone:	(212) 735-2116
	Facsimile:	(917) 777-2116
	Email:	Richard.Grossman@skadden.com

If to Investor:	Sports Direct International plc Unit A, Brook Park East Shirebrook NG20 8RY United Kingdom
	Attention:	Cameron Olsen
	Telephone:	+(44) (845) 1299-289
	Email:	colsen@ibml.co.uk

With a copy (which shall not constitute notice) to:	Reed Smith LLP 599 Lexington Avenue, Floor 22 New York, New York 10222
	Attention:	David M. Grimes
	Telephone:	(212) 549-0240
	Facsimile:	(212) 521-5400
	Email:	DGrimes@reedsmith.com

9.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the federal or state courts located in Wilmington, Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties further agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 8 hereof shall be effective service of process for any action relating to this Agreement brought against any such Party in any such court. Each of the Parties hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT.

10.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

11.	Mutual Non-Disparagement.

Subject to applicable law, (including the making of any statement by either Party or their Representatives (as defined below) as required by applicable subpoena, legal process, other legal requirement, the rules of any securities exchange or the duties applicable to a director), each of the Parties covenants and agrees that, during the Standstill Period, neither Party nor any of its respective agents, subsidiaries, affiliates, successors, assigns, principals, partners, members, general partners, officers, key employees or directors (collectively, “Representatives”), shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business, or reputation of the other Party or of its subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders (solely in their capacity as stockholders of the applicable Party), agents, attorneys or representatives; provided that neither Party shall be deemed in breach of this Section 11 by virtue of a private, informal remark that is not part of any coordinated communication or campaign and is not intended or designed to circumvent, directly or indirectly, the restrictions contemplated by this Agreement. In addition to other remedies available in connection with any breach of this Agreement, nothing shall prevent either Party or its Representatives from responding without restriction to the other Party’s breach of this Section 11. Notwithstanding anything to the contrary, nothing herein shall prevent Investor or its Representatives from publicly stating its opinion (which may not contain ad hominem attacks) or making any objective factual statement regarding any Extraordinary Transaction or any liquidation, dissolution, material license or joint venture (or material amendment or modification to an existing license or joint venture), or acquisition, sale or disposition of a business or assets representing either (i) ten percent (10%) or more of the fair market value of assets of the Company or of the market capitalization of the Company or (ii) twenty five percent (25%) or more of the Company’s revenues for the most recent twelve (12) month period, or other similar material transaction not in the ordinary course of business between the Company or any of its subsidiaries and a third party (including, but not limited to, any matter that requires the vote of the Company’s stockholders, but excluding matters relating to individual personnel decisions by the Company) which is publicly proposed or announced by the Company or any third party, and nothing herein shall prevent the Company or its Representatives from responding to such statements.

12.	Confidentiality.

(a)       The Company hereby agrees that, for as long at least one of the Applicable Investor Directors (as hereinafter defined) is a member of the Board, any Applicable Investor Director and the SDI Adviser may share non-public information entrusted to or obtained by such Applicable Investor Director or the SDI Adviser, as applicable, by reason of his or her position as a director or non-voting observer of the Company (collectively and individually, the “Confidential Information”) with Investor; provided any such disclosure of the Confidential Information is in accordance with all terms and obligations of a customary confidentiality agreement, in substantially the form attached hereto as Exhibit B (the “Confidentiality Agreement”), to be entered into by and between Investor and the Company, which Confidentiality Agreement shall be entered into as soon as practicable following the date hereof; provided that prior to the SDI Adviser being appointed pursuant to Section 1(f) hereof, the SDI Adviser shall either become a party to the Confidentiality Agreement or enter into a customary confidentiality agreement with the Company. The Confidentiality Agreement shall provide, among other things, that (i) Investor will (x) maintain the strict confidentiality of any Confidential Information received from any Applicable Investor Director or the SDI Adviser, as applicable, (y) abstain from trading in securities of the Company in violation of applicable law while in possession of any such Confidential Information and (z) instruct the SDI Adviser to abstain from trading in any securities of the Company (including any swap or hedging transactions or other derivative agreements of any nature with respect to securities issued by the Company or securities convertible into or exchangeable for the Company Common Stock (or rights decoupled from the underlying securities)) for the time periods during which the Investor Directors are prohibited from such trading pursuant to the Company’s trading policy; and (ii) Investor and the SDI Adviser will only be permitted to trade in the Company’s securities (subject to applicable law) (1) during any open window periods when members of the Board are permitted to do so and (2) from and any time after the opening of the first open window period following the date on which all of the Applicable Investor Directors cease to serve on the Board; provided that the Company will notify the Investor in advance of any such open window trading periods. “Applicable Investor Directors” means, collectively, (i) the Initial Investor Director; (ii) each of the Investor Replacement Directors that replace the Initial Investor Director, if applicable; and (iii) each of the Investor Replacement Directors that replace the initial Additional Investor Director, if applicable.

(b)       The Confidentiality Agreement shall further provide that any confidentiality obligations pursuant to the Confidentiality Agreement shall expire eighteen (18) months after the date on which all of the Applicable Investor Directors cease to serve as directors of the Company; provided that Investor shall maintain in accordance with the confidentiality obligations set forth therein any Confidential Information constituting trade secrets for such longer time as such information constitutes a trade secret of the Company as defined under 18 U.S.C. § 1839(3).

13.	Public Announcements.

Promptly following the execution of this Agreement, the Company and Investor shall announce this Agreement by means of a joint press release, in substantially the form attached hereto as Exhibit C (the “Press Release”). During the Standstill Period, neither the Company nor Investor shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Company acknowledges that Investor may file this Agreement (i) as an exhibit to its Schedule 13D/A and (ii) pursuant to any securities and/or exchange rules and regulations that are applicable to Investor. The Company shall be given a reasonable opportunity to review and comment on any Schedule 13D/A filing made by Investor with respect to this Agreement prior to the filing with the SEC, and Investor shall give reasonable consideration in good faith to any reasonable comments of the Company. Investor acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Investor shall be given a reasonable opportunity to review and comment on the Form 8-K made by the Company with respect to this Agreement prior to the filing with the SEC, and the Company shall give reasonable consideration in good faith to any reasonable comments of Investor.

14.	Expense Reimbursement.

Within three (3) business days of the execution and delivery of this Agreement, the Company shall reimburse Investor for all reasonable and documented out-of-pocket fees and expenses (including legal fees) incurred by Investor in connection with its director nominations, the 2018 Annual Meeting, the negotiation and execution of this Agreement, analysis of the corporate governance, debt, and executive compensation of the Company, and all related activities and matters; provided that such reimbursement shall not exceed $475,000 in the aggregate.

15.	Conflicts Waiver.

The Company hereby (i) waives any actual or potential conflicts of interest arising from Reed Smith LLP’s (“Reed Smith”) concurrent representations of Roc Nation, LLC, Global Brands Group Inc. and any of their respective Affiliates, on the one hand, and Investor, each of the Investor Directors, the SDI Adviser and any of their respective Affiliates, on the other hand, and (ii) agrees not to seek to disqualify Reed Smith from acting as counsel to Roc Nation, LLC, Global Brands Group Inc., Investor, the Investor Directors, the SDI Adviser or any of their respective Affiliates on the basis of any such actual or potential conflicts of interest, in each case, subject to Reed Smith creating a customary ethical wall to separate any actual or potential conflict matters.

16.	Entire Agreement; Amendment and Waiver; Successors and Assigns.

This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Parties. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Investor, the prior written consent of the Company, and with respect to the Company, the prior written consent of Investor. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

ICONIX BRAND GROUP, INC.

By:	/s/ Jason Schaefer
Name:	Jason Schaefer
Title:	General Counsel

SPORTS DIRECT INTERNATIONAL PLC

By:	/s/ Cameron Olsen
Name:	Cameron Olsen
Title:	Corporate Secretary

EXHIBIT A

[CHARTER OF THE STEERING COMMITTEE]

EXHIBIT B

[FORM OF CONFIDENTIALITY AGREEMENT]

EXHIBIT C

[FORM OF PRESS RELEASE]